Investor Relations (303) 691-4350
Investor@aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
RESULTS OF FOURTH QUARTER 2008 SPECIAL DIVIDEND ELECTIONS

DENVER, COLORADO – January 26, 2009

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the results of the stockholders’ elections relating to Aimco’s fourth quarter 2008 special dividend declared by its Board of Directors on December 18, 2008. The special dividend of $2.08 per share of Class A Common Stock is payable on January 29, 2009, to stockholders of record on December 29, 2008. Aimco’s Class A Common Stock began trading “ex-dividend” for the special dividend on December 24, 2008.

A portion of the special dividend in the amount of $0.60 per share represents an accelerated payment of the regular fourth quarter 2008 quarterly cash dividend that would typically be paid in February 2009, and a portion represents an additional dividend payment in the amount of $1.48 per share associated with taxable gains arising from property dispositions in 2008.

Aimco expects the special dividend to be a taxable dividend to its stockholders in 2008, without regard to whether a particular stockholder receives the dividend in the form of cash or shares. It therefore allows Aimco to satisfy its REIT distribution requirement while preserving cash for other corporate purposes, including debt reduction.

The terms of the special dividend, including the ability of shareholders to elect to receive the special distribution in the form of cash or shares of Aimco’s Class A Common Stock, and a limitation on the aggregate amount of cash to be included in the special dividend, were described in detail in the prospectus filed with the Securities and Exchange Commission on December 29, 2008. The cash or stock elections were required to be submitted prior to 5:00 p.m. (Eastern Time) on January 21, 2009.

Based on stockholder elections, the special dividend will consist of approximately $60.7 million in cash and approximately 15.6 million shares of Aimco’s Class A Common Stock. The number of shares included in the special distribution is calculated based on the $9.58 average closing price per share of Aimco’s Class A Common Stock on the New York Stock Exchange on January 22 and 23, 2009. Summarized results of the special dividend elections are as follows:

•	To stockholders electing to receive the special dividend in all stock, Aimco will pay the dividend in stock.

•	To stockholders electing to receive the special dividend in all cash, Aimco will pay the dividend in the form of $0.65636 per share in cash and $1.42364 per share in stock.

•	To stockholders failing to make an election, Aimco will pay the special dividend in the form of $0.60 per share in cash and $1.48 per share in stock.

•	Aimco will pay fractional shares in cash.

If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee. If you are a registered stockholder and you have questions regarding the special dividend, you may call Aimco’s transfer agent, Computershare Trust Company, N.A., at (781) 575-2879 or (800) 733-5001.

Accounting principles generally accepted in the United States (GAAP) require that all reported per share data, for current and prior periods, be adjusted to reflect the issuance of the shares in connection with these special dividends as if such shares had been issued at the beginning of the earliest period presented. The issuance of shares of Aimco’s Class A Common Stock pursuant to this special dividend resulted in an effective increase of 15.45% in shares outstanding on the record date of December 29, 2008. Share and per share information prior to the special dividend will be adjusted in subsequent financial information, including Aimco’s fourth quarter 2008 earnings release to be issued on February 6, 2009, to reflect this effective increase in shares.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 1,067 properties, including 178,083 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.